EXHIBIT 13.2
Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2025	2024	2025	2024

Revenues
Canadian Natural Gas Pipelines	1,455	1,417	2,826	2,801
U.S. Natural Gas Pipelines	1,704	1,468	3,562	3,140
Mexico Natural Gas Pipelines	360	217	586	431
Power and Energy Solutions	221	225	383	464
Corporate	4	—	10	—
	3,744	3,327	7,367	6,836
Income (Loss) from Equity Investments	330	325	635	664
Operating and Other Expenses
Plant operating costs and other	1,182	1,080	2,192	2,103
Commodity purchases resold	49	41	99	88
Property taxes	218	210	442	406
Depreciation and amortization	671	633	1,349	1,268
	2,120	1,964	4,082	3,865
Net Gain (Loss) on Sale of Assets	—	48	—	48
Financial Charges
Interest expense	847	783	1,687	1,563
Allowance for funds used during construction	(114)	(184)	(362)	(341)
Foreign exchange (gains) losses, net	(69)	67	(112)	40
Interest income and other	(49)	(68)	(100)	(143)
	615	598	1,113	1,119
Income (Loss) from Continuing Operations before Income Taxes	1,339	1,138	2,807	2,564
Income Tax Expense (Recovery) from Continuing Operations
Current	23	54	106	112
Deferred	314	94	524	280
	337	148	630	392
Net Income (Loss) from Continuing Operations	1,002	990	2,177	2,172
Net Income (Loss) from Discontinued Operations, Net of Tax	(29)	159	(29)	374
Net Income (Loss)	973	1,149	2,148	2,546
Net income (loss) attributable to non-controlling interests	112	159	281	330
Net Income (Loss) Attributable to Controlling Interests	861	990	1,867	2,216
Preferred share dividends	28	27	56	50
Net Income (Loss) Attributable to Common Shares	833	963	1,811	2,166

Amounts Attributable to Common Shares
Net income (loss) from continuing operations	1,002	990	2,177	2,172
Net income (loss) attributable to non-controlling interests	112	159	281	330
Net income (loss) attributable to controlling interests from continuing operations	890	831	1,896	1,842
Preferred share dividends	28	27	56	50
Net income (loss) attributable to common shares from continuing operations	862	804	1,840	1,792
Net income (loss) from discontinued operations, net of tax	(29)	159	(29)	374
Net Income (Loss) Attributable to Common Shares	833	963	1,811	2,166

Net Income (Loss) per Common Share - Basic and Diluted
Continuing operations	$0.83	$0.78	$1.77	$1.73
Discontinued operations	($0.03)	$0.15	($0.03)	$0.36
	$0.80	$0.93	$1.74	$2.09
Weighted Average Number of Common Shares (millions)
Basic	1,040	1,037	1,040	1,037
Diluted	1,040	1,037	1,040	1,037
See accompanying Notes to the Condensed consolidated financial statements.
46 | TC Energy Second Quarter 2025

Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Net Income (Loss)	973	1,149	2,148	2,546
Other Comprehensive Income (Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	(1,049)	224	(1,090)	697
Change in fair value of net investment hedges	—	(3)	1	(12)
Change in fair value of cash flow hedges	(43)	20	(40)	28
Reclassification to net income of (gains) losses on cash flow hedges	37	(2)	38	(2)
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	1	—	1	—
Other comprehensive income (loss) on equity investments	(4)	(27)	(16)	64
	(1,058)	212	(1,106)	775
Comprehensive Income (Loss)	(85)	1,361	1,042	3,321
Comprehensive income (loss) attributable to non-controlling interests	(455)	290	(306)	696
Comprehensive Income (Loss) Attributable to Controlling Interests	370	1,071	1,348	2,625
Preferred share dividends	28	27	56	50
Comprehensive Income (Loss) Attributable to Common Shares	342	1,044	1,292	2,575
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2025 | 47

Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Cash Generated from Operations
Net income (loss)	973	1,149	2,148	2,546
Depreciation and amortization	671	717	1,349	1,436
Deferred income taxes	314	89	524	232
(Income) loss from equity investments	(330)	(341)	(635)	(697)
Distributions received from operating activities of equity investments	416	436	752	981
Employee post-retirement benefits funding, net of expense	—	4	2	8
Net (gain) loss on sale of assets	—	(48)	—	(48)
Equity allowance for funds used during construction	(81)	(120)	(245)	(220)
Unrealized (gains) losses on financial instruments	(281)	24	(264)	124
Expected credit loss provision	104	(3)	102	(23)
Foreign exchange (gains) losses, net – intercompany loan	165	(27)	170	(82)
Other	13	(53)	10	(44)
(Increase) decrease in operating working capital	209	(172)	(381)	(516)
Net cash provided by operations	2,173	1,655	3,532	3,697
Investing Activities
Capital expenditures	(1,109)	(1,333)	(2,669)	(2,912)
Capital projects in development	(6)	(13)	(10)	(33)
Contributions to equity investments	(264)	(245)	(509)	(543)
Other distributions from equity investments	—	—	5	30
Proceeds from sale of assets, net of transaction costs	—	48	—	48
Deferred amounts and other	(107)	(140)	(39)	(128)
Net cash (used in) provided by investing activities	(1,486)	(1,683)	(3,222)	(3,538)
Financing Activities
Notes payable issued (repaid), net	949	1,181	2,096	1,558
Long-term debt issued, net of issue costs	(6)	(1)	2,421	661
Long-term debt repaid	(1,215)	(1,258)	(3,224)	(1,662)
Junior subordinated notes issued, net of issue costs	—	—	1,054	—
Dividends on common shares	(883)	(996)	(1,738)	(1,961)
Dividends on preferred shares	(28)	(24)	(56)	(47)
Common shares issued, net of issue costs	20	—	50	—
Disposition of equity interest, net of transaction costs	—	464	—	426
Contributions from non-controlling interests	—	5	—	5
Distributions to non-controlling interests and other	(83)	(83)	(303)	(366)
Net cash (used in) provided by financing activities	(1,246)	(712)	300	(1,386)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	19	8	11	57
Increase (Decrease) in Cash and Cash Equivalents, Including Cash Balances Classified as Assets Held for Sale	(540)	(732)	621	(1,170)
Cash balances classified as assets held for sale	—	13	—	(34)
Increase (Decrease) in Cash and Cash Equivalents	(540)	(719)	621	(1,204)
Cash and Cash Equivalents - Beginning of period	1,962	3,193	801	3,678
Cash and Cash Equivalents - End of period	1,422	2,474	1,422	2,474
Includes continuing and discontinued operations. Refer to Note 3, Discontinued operations, for additional information.
See accompanying Notes to the Condensed consolidated financial statements.
48 | TC Energy Second Quarter 2025

Condensed consolidated balance sheet

(unaudited - millions of Canadian $)		June 30, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents		1,422	801
Accounts receivable		2,555	2,611
Inventories		822	747
Other current assets		2,166	1,339
Current assets of discontinued operations		172	235
		7,137	5,733
Plant, Property and Equipment	net of accumulated depreciation of $35,986 and $35,397, respectively	69,450	77,501
Net Investment in Leases		8,125	2,477
Equity Investments		10,836	10,636
Restricted Investments		3,236	2,998
Regulatory Assets		2,822	2,682
Goodwill		12,927	13,670
Other Long-Term Assets		2,179	2,410
Long-Term Assets of Discontinued Operations		125	136
		116,837	118,243
LIABILITIES
Current Liabilities
Notes payable		2,418	387
Accounts payable and other		4,381	5,297
Dividends payable		901	874
Accrued interest		821	828
Current portion of long-term debt		3,119	2,955
Current liabilities of discontinued operations		102	170
		11,742	10,511
Regulatory Liabilities		5,527	5,303
Other Long-Term Liabilities		951	1,051
Deferred Income Tax Liabilities		7,233	6,884
Long-Term Debt		43,340	44,976
Junior Subordinated Notes		10,550	11,048
Long-Term Liabilities of Discontinued Operations		114	110
		79,457	79,883
EQUITY
Common shares, no par value		30,158	30,101
Issued and outstanding:	June 30, 2025 – 1,040 million shares December 31, 2024 – 1,039 million shares
Preferred shares		2,499	2,499
Accumulated deficit		(5,741)	(5,241)
Accumulated other comprehensive income (loss)		604	233
Controlling Interests		27,520	27,592
Non-Controlling Interests		9,860	10,768
		37,380	38,360
		116,837	118,243
Commitments, Contingencies and Guarantees (Note 14)
Variable Interest Entities (Note 15)
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2025 | 49

Condensed consolidated statement of equity

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Common Shares
Balance at beginning of period	30,136	30,002	30,101	30,002
Shares issued:
Exercise of stock options	22	—	57	—
Balance at end of period	30,158	30,002	30,158	30,002
Preferred Shares
Balance at beginning and end of period	2,499	2,499	2,499	2,499
Additional Paid-In Capital
Balance at beginning of period	—	—	—	—
Exercise and forfeitures of stock options	(2)	4	(4)	4
Disposition of equity interests, net of transaction costs	—	(33)	—	(22)
Reclassification of additional paid-in capital deficit to accumulated deficit	2	29	4	18
Balance at end of period	—	—	—	—
Accumulated Deficit
Balance at beginning of period	(5,147)	(2,777)	(5,241)	(2,997)
Net income (loss) attributable to controlling interests	861	990	1,867	2,216
Common share dividends	(884)	(996)	(1,768)	(1,992)
Preferred share dividends	(27)	(27)	(53)	(48)
Spinoff of Liquids Pipelines business	(542)	—	(542)	—
Reclassification of additional paid-in capital deficit to accumulated deficit	(2)	(29)	(4)	(18)
Balance at end of period	(5,741)	(2,839)	(5,741)	(2,839)
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	205	377	233	49
Other comprehensive income (loss) attributable to controlling interests	(491)	102	(519)	430
Impact of non-controlling interest	348	(21)	348	(21)
Spinoff of Liquids Pipelines business	542	—	542	—
Balance at end of period	604	458	604	458
Equity Attributable to Controlling Interests	27,520	30,120	27,520	30,120
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	10,746	9,573	10,768	9,455
Net income (loss) attributable to non-controlling interests	112	159	281	330
Other comprehensive income (loss) attributable to non-controlling interests	(567)	131	(587)	366
Disposition of equity interests	(348)	588	(348)	582
Contributions from non-controlling interests	—	5	—	5
Distributions declared to non-controlling interests	(83)	(82)	(254)	(364)
Balance at end of period	9,860	10,374	9,860	10,374
Total Equity	37,380	40,494	37,380	40,494
See accompanying Notes to the Condensed consolidated financial statements.
50 | TC Energy Second Quarter 2025

Notes to Condensed consolidated financial statements
(unaudited)
1. BASIS OF PRESENTATION
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2024, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TC Energy’s 2024 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2024 audited Consolidated financial statements included in TC Energy’s 2024 Annual Report. Certain comparative figures have been adjusted to reflect the current period's presentation.
On October 1, 2024, TC Energy completed the spinoff of its Liquids Pipelines business into the new public company, South Bow Corporation (South Bow) (the Spinoff Transaction). The historical results of the Liquids Pipelines business are presented as discontinued operations and have been excluded from continuing operations and segment disclosures for all periods presented. The Notes to the Condensed consolidated financial statements reflect continuing operations only, unless otherwise indicated. Prior to the spinoff, the operations of the Liquids Pipelines business were materially reported as the Company's Liquids Pipelines segment. Refer to Note 3, Discontinued operations for additional information.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:
•Natural gas pipelines segments – the timing of regulatory decisions and negotiated rate case settlements as well as seasonal fluctuations in short-term throughput volumes on U.S. pipelines and marketing activities
•Power and Energy Solutions – the impacts of seasonal weather conditions on customer demand, market supply and prices of natural gas and power as well as maintenance outages in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated natural gas storage facilities and marketing activities.
In addition to the factors mentioned above, revenues and segmented earnings are impacted by fluctuations in foreign exchange rates, mainly related to the Company's U.S. dollar-denominated operations and Mexican peso-denominated exposure.
Out-of-Period Adjustments
During second quarter 2025, the Company recorded out-of-period adjustments to reclassify a pro rata portion of its net investment hedge losses recorded in Accumulated other comprehensive income (loss) (AOCI).
The adjustments included (i) a reclassification of net investment hedge losses of $348 million from AOCI to Non-controlling interests (NCI) related to the sale of 40 per cent of Columbia Gas and Columbia Gulf on October 4, 2023, which was presented as Impact of non-controlling interest and Disposition of equity interests, respectively, in the Condensed consolidated statement of equity; and (ii) a reclassification of net investment hedge losses of $542 million related to the spinoff of the Company's Liquids Pipelines business that occurred on October 1, 2024 from AOCI to Accumulated deficit.
The Company determined that the impact of these out-of-period adjustments was not material, individually or in the aggregate, to any previously reported quarterly or annual financial statements and is not material to the Company's second quarter 2025 Condensed consolidated financial statements.
TC Energy Second Quarter 2025 | 51

Use of Estimates and Judgments
In preparing these Condensed consolidated financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2024, except as described in Note 2, Accounting changes.
During second quarter 2025, the Company completed the Southeast Gateway pipeline and recognized a net investment in sales-type lease asset. As part of this process, the Company was required to estimate the fair value of the asset. The fair value measurement involved significant judgments. Refer to Note 13, TGNH strategic alliance, for additional information.

52 | TC Energy Second Quarter 2025

2. ACCOUNTING CHANGES
Changes in Accounting Policies for 2025
Income Taxes
In December 2023, the FASB issued new guidance to enhance the transparency and decision usefulness of income tax disclosures through improvements to the rate reconciliation and income taxes paid information. The guidance also includes certain other amendments to improve the effectiveness of income tax disclosures. This new guidance is effective for the annual period beginning January 1, 2025. The guidance is applied prospectively with retrospective application permitted. The Company is currently assessing the impact of the standard on the Company's Consolidated financial statements, but does not expect the guidance to have a material impact on the Company's financial position or results of operations.
Future Accounting Changes
Disaggregation of Income Statement Expenses
In November 2024, the FASB issued new guidance requiring additional disclosure on the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new guidance is effective for annual periods beginning January 1, 2027 and interim periods beginning January 1, 2028. Early adoption is permitted. The guidance is applied prospectively with retrospective application permitted. The Company is currently assessing the impact of the standard on the Company's Condensed consolidated financial statements.

TC Energy Second Quarter 2025 | 53

3. DISCONTINUED OPERATIONS
Spinoff of Liquids Pipelines Business
Presentation of Discontinued Operations
Upon completion of the Spinoff Transaction on October 1, 2024, the Liquids Pipelines business was accounted for as a discontinued operation. The Company's presentation of discontinued operations includes revenues and expenses directly attributable to the Liquids Pipelines business.
Income from Discontinued Operations

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Revenues	—	758	—	1,492
Income (Loss) from Equity Investments	—	16	—	33
Operating and Other Expenses
Plant operating costs and other	—	250	—	460
Commodity purchases resold	—	144	—	252
Property taxes	—	26	—	56
Depreciation and amortization	—	84	—	168
Asset impairment charge	29	—	29	—
	29	504	29	936
Segmented Earnings (Losses) from Discontinued Operations	(29)	270	(29)	589
Financial Charges
Interest expense	—	60	—	117
Interest income and other	—	(1)	—	(3)
	—	59	—	114
Income (Loss) from Discontinued Operations before Income Taxes	(29)	211	(29)	475
Income tax expense (recovery)	—	52	—	101
Net Income (Loss) from Discontinued Operations, Net of Tax	(29)	159	(29)	374
Assets and Liabilities of Discontinued Operations

(unaudited - millions of Canadian $)	June 30, 2025	December 31, 2024

ASSETS
Current Assets
Other current assets	172	235
	172	235
Other Long-Term Assets	125	136
	297	371
LIABILITIES
Current Liabilities
Accounts payable and other	102	170
	102	170
Other Long-Term Liabilities	114	110
	216	280
54 | TC Energy Second Quarter 2025

Cash Flows from Discontinued Operations

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Net cash provided by (used in) operations	3	223	(53)	190
Net cash provided by (used in) investing activities	24	(6)	24	(8)
Separation Agreement
As part of the October 1, 2024 Spinoff Transaction, TC Energy and South Bow executed a series of agreements, including the Separation Agreement, which specified the separation of assets and liabilities between TC Energy and South Bow, and indemnified South Bow for 86 per cent of certain net liabilities and costs subject to a maximum liability to South Bow of $30 million in aggregate for the indemnified matters. In June 2025, TC Energy received $24 million related to certain recoveries under the Separation Agreement with South Bow. At this time, the Company also revised its estimated share of future recoveries, resulting in a $29 million impairment charge, which has been included in Net income (loss) from discontinued operations, net of tax in the Condensed consolidated statement of income.
TC Energy Second Quarter 2025 | 55

4. SEGMENTED INFORMATION

three months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	1,455	1,704	360	221	4	3,744
Intersegment revenues[2]	—	25	—	50	(75)	—
	1,455	1,729	360	271	(71)	3,744
Income (loss) from equity investments	38	53	(3)	242	—	330
Operating costs[2]	(570)	(629)	(141)	(173)	64	(1,449)
Depreciation and amortization	(372)	(246)	(25)	(28)	—	(671)
Segmented Earnings (Losses)	551	907	191	312	(7)	1,954
Interest expense						(847)
Allowance for funds used during construction						114
Foreign exchange gains (losses), net						69
Interest income and other						49
Income (Loss) from Continuing Operations before Income Taxes						1,339
Income tax (expense) recovery from continuing operations						(337)
Net Income (Loss) from Continuing Operations						1,002
Net Income (Loss) from Discontinued Operations, Net of Tax						(29)
Net Income (Loss)						973
Net (income) loss attributable to non-controlling interests						(112)
Net Income (Loss) Attributable to Controlling Interests						861
Preferred share dividends						(28)
Net Income (Loss) Attributable to Common Shares						833

Capital Spending[3]
Capital expenditures	332	650	115	6	6	1,109
Capital projects in development	—	—	—	6	—	6
Contributions to equity investments	—	51	—	213	—	264
	332	701	115	225	6	1,379
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3    Included in Investing activities in the Condensed consolidated statement of cash flows.

56 | TC Energy Second Quarter 2025

three months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]		Total

Revenues	1,417	1,468	217	225	—		3,327
Intersegment revenues[2]	—	24	—	49	(73)		—
	1,417	1,492	217	274	(73)		3,327
Income (loss) from equity investments	5	66	100	154	—		325
Operating costs[2]	(576)	(595)	(28)	(181)	49	[3]	(1,331)
Depreciation and amortization	(342)	(239)	(23)	(27)	(2)	[3]	(633)
Other segmented items	10	38	—	—	—		48
Segmented Earnings (Losses)	514	762	266	220	(26)		1,736
Interest expense							(783)
Allowance for funds used during construction							184
Foreign exchange gains (losses), net							(67)
Interest income and other							68
Income (Loss) from Continuing Operations before Income Taxes							1,138
Income tax (expense) recovery from continuing operations							(148)
Net Income (Loss) from Continuing Operations							990
Net Income (Loss) from Discontinued Operations, Net of Tax							159
Net Income (Loss)							1,149
Net (income) loss attributable to non-controlling interests							(159)
Net Income (Loss) Attributable to Controlling Interests							990
Preferred share dividends							(27)
Net Income (Loss) Attributable to Common Shares							963

Capital Spending[4]
Capital expenditures	239	453	605	11	(2)		1,306
Capital projects in development	—	1	—	12	—		13
Contributions to equity investments	65	—	—	180	—		245
	304	454	605	203	(2)		1,564
Discontinued operations							27
							1,591
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Includes shared costs and depreciation previously allocated to the Liquids Pipelines segment.
4    Included in Investing activities in the Condensed consolidated statement of cash flows.
TC Energy Second Quarter 2025 | 57

six months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	2,826	3,562	586	383	10	7,367
Intersegment revenues[2]	—	51	—	50	(101)	—
	2,826	3,613	586	433	(91)	7,367
Income (loss) from equity investments	68	151	31	385	—	635
Operating costs[2]	(1,081)	(1,250)	(166)	(315)	79	(2,733)
Depreciation and amortization	(746)	(498)	(49)	(56)	—	(1,349)
Segmented Earnings (Losses)	1,067	2,016	402	447	(12)	3,920
Interest expense						(1,687)
Allowance for funds used during construction						362
Foreign exchange gains (losses), net						112
Interest income and other						100
Income (Loss) from Continuing Operations before Income Taxes						2,807
Income tax (expense) recovery from continuing operations						(630)
Net Income (Loss) from Continuing Operations						2,177
Net Income (Loss) from Discontinued Operations, Net of Tax						(29)
Net Income (Loss)						2,148
Net (income) loss attributable to non-controlling interests						(281)
Net Income (Loss) Attributable to Controlling Interests						1,867
Preferred share dividends						(56)
Net Income (Loss) Attributable to Common Shares						1,811

Capital Spending[3]
Capital expenditures	748	1,454	420	36	11	2,669
Capital projects in development	—	—	—	10	—	10
Contributions to equity investments	—	105	—	404	—	509
	748	1,559	420	450	11	3,188
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3    Included in Investing activities in the Condensed consolidated statement of cash flows.

58 | TC Energy Second Quarter 2025

six months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]		Total

Revenues	2,801	3,140	431	464	—		6,836
Intersegment revenues[2]	—	50	—	49	(99)		—
	2,801	3,190	431	513	(99)		6,836
Income (loss) from equity investments	11	192	130	331	—		664
Operating costs[2]	(1,120)	(1,136)	(37)	(319)	15	[3]	(2,597)
Depreciation and amortization	(687)	(479)	(46)	(53)	(3)	[3]	(1,268)
Other segmented items	10	38	—	—	—		48
Segmented Earnings (Losses)	1,015	1,805	478	472	(87)		3,683
Interest expense							(1,563)
Allowance for funds used during construction							341
Foreign exchange gains (losses), net							(40)
Interest income and other							143
Income (Loss) from Continuing Operations before Income Taxes							2,564
Income tax (expense) recovery from continuing operations							(392)
Net Income (Loss) from Continuing Operations							2,172
Net Income (Loss) from Discontinued Operations, Net of Tax							374
Net Income (Loss)							2,546
Net (income) loss attributable to non-controlling interests							(330)
Net Income (Loss) Attributable to Controlling Interests							2,216
Preferred share dividends							(50)
Net Income (Loss) Attributable to Common Shares							2,166

Capital Spending[4]
Capital expenditures	580	1,037	1,220	28	3		2,868
Capital projects in development	—	1	—	32	—		33
Contributions to equity investments	177	—	—	366	—		543
	757	1,038	1,220	426	3		3,444
Discontinued operations							44
							3,488
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Includes shared costs and depreciation previously allocated to the Liquids Pipelines segment.
4    Included in Investing activities in the Condensed consolidated statement of cash flows.

TC Energy Second Quarter 2025 | 59

Total Assets by Segment

(unaudited - millions of Canadian $)	June 30, 2025	December 31, 2024

Canadian Natural Gas Pipelines	31,119	31,167
U.S. Natural Gas Pipelines	54,366	56,304
Mexico Natural Gas Pipelines	15,810	15,995
Power and Energy Solutions	10,457	10,217
Corporate	4,788	4,189
	116,540	117,872
Discontinued Operations	297	371
	116,837	118,243
60 | TC Energy Second Quarter 2025

5. REVENUES
Disaggregation of Revenues
The following tables summarize total Revenues for the three and six months ended June 30, 2025 and 2024:

three months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,455	1,264	110	—	2,829
Power generation	—	—	—	58	58
Natural gas storage and other[1]	—	335	72	85	492
	1,455	1,599	182	143	3,379
Sales-type lease income	—	—	178	—	178
Other revenues[2]	—	105	—	78	183
	1,455	1,704	360	221	3,740
Corporate revenues[3]					4
					3,744
1The Mexico Natural Gas Pipelines segment includes $65 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the completed or operating TGNH pipelines.
2Includes income from the Company's marketing activities, financial instruments and $29 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

three months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,413	1,259	110	—	2,782
Power generation	—	—	—	54	54
Natural gas storage and other[1,2]	4	212	30	106	352
	1,417	1,471	140	160	3,188
Sales-type lease income	—	—	77	—	77
Other revenues[3]	—	(3)	—	65	62
	1,417	1,468	217	225	3,327
1The Canadian Natural Gas Pipelines segment includes $4 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $25 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the completed or operating TGNH pipelines.
3Includes income from the Company's marketing activities, financial instruments and $30 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.

TC Energy Second Quarter 2025 | 61

six months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,826	2,792	223	—	5,841
Power generation	—	—	—	120	120
Natural gas storage and other[1]	—	593	104	200	897
	2,826	3,385	327	320	6,858
Sales-type lease income	—	—	259	—	259
Other revenues[2]	—	177	—	63	240
	2,826	3,562	586	383	7,357
Corporate revenues[3]					10
					7,367
1The Mexico Natural Gas Pipelines segment includes $91 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the completed or operating TGNH pipelines.
2Includes income from the Company's marketing activities, financial instruments and $59 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

six months ended June 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,791	2,675	217	—	5,683
Power generation	—	—	—	154	154
Natural gas storage and other[1,2]	10	426	61	188	685
	2,801	3,101	278	342	6,522
Sales-type lease income	—	—	153	—	153
Other revenues[3]	—	39	—	122	161
	2,801	3,140	431	464	6,836
1The Canadian Natural Gas Pipelines segment includes $10 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $49 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the completed or operating TGNH pipelines.
3Includes income from the Company's marketing activities, financial instruments and $61 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.

62 | TC Energy Second Quarter 2025

Contract Balances

(unaudited - millions of Canadian $)	June 30, 2025	December 31, 2024	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,427	1,452	Accounts receivable
Contract assets	236	165	Other current assets
Long-term contract assets	606	608	Other long-term assets
Contract liabilities[1]	25	30	Accounts payable and other
1During the six months ended June 30, 2025, $19 million (2024 – $36 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities primarily represent unearned revenue for contracted services.
Future Revenues from Remaining Performance Obligations
At June 30, 2025, future revenues from long-term pipeline capacity arrangements and transportation as well as natural gas storage and other contracts extending through 2055 are approximately $34.1 billion, of which approximately $5.6 billion is expected to be recognized during the remainder of 2025.
6. INCOME TAXES
Effective Tax Rates
The effective income tax rates were 22 per cent and 15 per cent for the six months ended June 30, 2025 and 2024, respectively. The increase in the effective income tax rate is primarily due to the impact of Mexico foreign exchange exposure and higher flow-through income taxes, partially offset by change in geographic and business mix of earnings.
TC Energy Second Quarter 2025 | 63

7. LONG-TERM DEBT
Long-Term Debt Issued
Long-term debt issued by the Company in the six months ended June 30, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	February 2025	Medium Term Notes	February 2035	1,000	4.58%
Columbia Pipelines Operating Company LLC
	March 2025	Senior Unsecured Notes	February 2035	US 550	5.44%
	March 2025	Senior Unsecured Notes	February 2055	US 450	5.96%
On June 17, 2025, ANR Pipeline Company (ANR) entered into a note purchase agreement which commits ANR to issue US$250 million of six-year senior unsecured notes bearing interest at a fixed rate of 5.23 per cent and US$350 million of     10-year senior unsecured notes bearing interest at a fixed rate of 5.69 per cent. ANR expects to issue these senior unsecured notes in third quarter 2025.
Long-Term Debt Repaid/Retired
Long-term debt repaid by the Company in the six months ended June 30, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Repayment date	Type	Amount	Interest rate

ANR Pipeline Company
	June 2025	Senior Unsecured Notes	US 7	7.00%
Nova Gas Transmission Ltd.
	May 2025	Medium Term Notes	87	8.90%
Columbia Pipelines Operating Company LLC
	March 2025	Senior Unsecured Notes[1]	US 1,000	4.50%
TC PipeLines, LP
	March 2025	Senior Unsecured Notes	US 350	4.38%
TC Energía Mexicana, S. de R.L. de C.V.
	Various	Senior Unsecured Term Loan	US 82	Floating
1The notes were fully repaid and retired in March 2025. Unamortized fair value adjustment of $3 million related to the acquisition of Columbia Pipeline Group Inc. was included in Interest expense in the Condensed consolidated statement of income.
Subsequent Debt Repayment
On July 17, 2025, TCPL retired $750 million of medium term notes bearing interest at a fixed rate of 3.30 per cent.
Capitalized Interest
In the three and six months ended June 30, 2025, TC Energy capitalized interest related to capital projects of $2 million and     $5 million, respectively (2024 – $66 million and $134 million, respectively).

64 | TC Energy Second Quarter 2025

8. JUNIOR SUBORDINATED NOTES
Junior subordinated notes issued by the Company in the six months ended June 30, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	February 2025	Junior Subordinated Notes	June 2065	US 750	7.00%
In February 2025, TCPL issued US$750 million of junior subordinated notes maturing in 2065 with a fixed interest rate of     7.00 per cent per year until June 1, 2030. The rate on the junior subordinated notes will reset every five years commencing June 2030 until June 2065 to the then Five-Year Treasury Rate, as defined in the document governing the subordinated notes, plus 2.614 per cent per annum. TCPL has the option to defer payment of interest for one or more periods of up to ten years without giving rise to an event of default and without permitting acceleration of payment under the terms of the junior subordinated notes. TC Energy and TCPL would be prohibited from declaring or paying dividends during any deferral period. The junior subordinated notes are subordinated in right of payment to existing and future senior indebtedness and other obligations of TCPL. The junior subordinated notes are callable at TCPL's option at any time from March 1, 2030 to June 1, 2030 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
In May 2025, TCPL exercised its option to fully repay and retire the US$750 million junior subordinated notes that had a maturity date of 2075, bearing interest at 5.88 per cent to TransCanada Trust (the Trust). The related unamortized debt issue costs of $11 million were included in Interest expense in the Condensed consolidated statement of income. All of the proceeds from the repayment were used by the Trust to fund the redemption price of the US$750 million in aggregate principal amount of outstanding Trust Notes - Series 2015-A, in May 2025 pursuant to their terms.
9. COMMON SHARES AND PREFERRED SHARES
The Board of Directors of TC Energy declared quarterly dividends as follows:

	three months ended June 30			six months ended June 30
(unaudited - Canadian $, rounded to two decimals)	2025		2024	2025		2024

per common share	0.85	[1]	0.96	1.70	[1]	1.92

per Series 1 preferred share	0.31		0.22	0.62		0.43
per Series 2 preferred share	0.30		0.43	0.63		0.86
per Series 3 preferred share	0.11		0.11	0.21		0.21
per Series 4 preferred share	0.26		0.39	0.55		0.78
per Series 5 preferred share	0.12		0.12	0.24		0.24
per Series 6 preferred share	0.26		0.41	0.55		0.82
per Series 7 preferred share	0.37		0.37	0.75		0.62
per Series 9 preferred share	0.32		0.24	0.64		0.47
per Series 10 preferred share	0.31		—	0.65		—
per series 11 preferred share	0.21		0.21	0.21		0.21
1The amount represents TC Energy's dividend declared following the Spinoff Transaction.
On June 30, 2025, 104,778 Series 3 preferred shares were converted, on a one-for-one basis, into Series 4 preferred shares and 1,822,829 Series 4 preferred shares were converted, on a one-for-one basis, into Series 3 preferred shares.
TC Energy Second Quarter 2025 | 65

10. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Components of other comprehensive income (loss), including the portion attributable to non-controlling interests and related tax effects, were as follows:

three months ended June 30, 2025	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(1,037)	(12)	(1,049)
Change in fair value of cash flow hedges	(56)	13	(43)
Reclassification to net income of (gains) losses on cash flow hedges	47	(10)	37
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	1	—	1
Other comprehensive income (loss) on equity investments	(3)	(1)	(4)
Other Comprehensive Income (Loss)	(1,048)	(10)	(1,058)

three months ended June 30, 2024	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	222	2	224
Change in fair value of net investment hedges	(3)	—	(3)
Change in fair value of cash flow hedges	25	(5)	20
Reclassification to net income of (gains) losses on cash flow hedges	(2)	—	(2)
Other comprehensive income (loss) on equity investments	(36)	9	(27)
Other Comprehensive Income (Loss)	206	6	212

six months ended June 30, 2025	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(1,077)	(13)	(1,090)
Change in fair value of net investment hedges	1	—	1
Change in fair value of cash flow hedges	(52)	12	(40)
Reclassification to net income of (gains) losses on cash flow hedges	49	(11)	38
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	1	—	1
Other comprehensive income (loss) on equity investments	(20)	4	(16)
Other Comprehensive Income (Loss)	(1,098)	(8)	(1,106)

66 | TC Energy Second Quarter 2025

six months ended June 30, 2024	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	692	5	697
Change in fair value of net investment hedges	(15)	3	(12)
Change in fair value of cash flow hedges	36	(8)	28
Reclassification to net income of (gains) losses on cash flow hedges	(2)	—	(2)
Other comprehensive income (loss) on equity investments	84	(20)	64
Other Comprehensive Income (Loss)	795	(20)	775
The changes in AOCI by component, net of tax, were as follows:

three months ended June 30, 2025	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at April 1, 2025	(422)	(12)	22	617	205
Other comprehensive income (loss) before reclassifications[1]	(482)	(43)	—	(4)	(529)
Amounts reclassified from AOCI	—	37	1	—	38
Net current period other comprehensive income (loss)	(482)	(6)	1	(4)	(491)
Impact of non-controlling interest[2]	348	—	—	—	348
Spinoff of Liquids Pipelines business[3]	542	—	—	—	542
AOCI balance at June 30, 2025	(14)	(18)	23	613	604
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest losses of $567 million (2024 – gains of $131 million).
2    AOCI adjustment attributable to the 40 per cent non-controlling equity interest in Columbia Gas and Columbia Gulf upon its sale on October 4, 2023. Refer to Note 1, Basis of presentation, for additional information.
3    AOCI adjustment attributable to the Spinoff Transaction on October 1, 2024. Refer to Note 1, Basis of presentation, for additional information.

six months ended June 30, 2025	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2025	(402)	(16)	22	629	233
Other comprehensive income (loss) before reclassifications[1]	(502)	(40)	—	(14)	(556)
Amounts reclassified from AOCI[2]	—	38	1	(2)	37
Net current period other comprehensive income (loss)	(502)	(2)	1	(16)	(519)
Impact of non-controlling interest[3]	348	—	—	—	348
Spinoff of Liquids Pipelines business[4]	542	—	—	—	542
AOCI balance at June 30, 2025	(14)	(18)	23	613	604
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest losses of $587 million (2024 – gains of $366 million).
2    Gains related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $5 million ($4 million after tax) at June 30, 2025. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time; however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.
3    AOCI adjustment attributable to the 40 per cent non-controlling equity interest in Columbia Gas and Columbia Gulf upon its sale on October 4, 2023. Refer to Note 1, Basis of presentation, for additional information.
4    AOCI adjustment attributable to the Spinoff Transaction on October 1, 2024. Refer to Note 1, Basis of presentation, for additional information.

TC Energy Second Quarter 2025 | 67

Details about reclassifications out of AOCI into the Condensed consolidated statement of income were as follows:

	three months ended June 30		six months ended June 30		Affected line item in the Condensed consolidated statement of income[1]
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Cash flow hedges
Commodities	11	5	15	8	Revenues – Power and Energy Solutions
Foreign exchange	(55)	—	(58)	—	Interest expense and Foreign exchange gains (losses)
Interest rate	(3)	(3)	(6)	(6)	Interest expense
	(47)	2	(49)	2	Total before tax
	10	—	11	—	Income tax (expense) recovery
	(37)	2	(38)	2	Net of tax
Pension and other post-retirement benefit plans
Amortization of actuarial gains (losses)	(1)	—	(1)	—	Plant operating costs and other[2]
	—	—	—	—	Income tax (expense) recovery
	(1)	—	(1)	—	Net of tax
Equity investments
Equity income (loss)	—	5	2	10	Income (loss) from equity investments
	—	(1)	—	(2)	Income tax (expense) recovery
	—	4	2	8	Net of tax
1All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.
2These AOCI components are included in the computation of net benefit cost (recovery). Refer to Note 11, Employee post-retirement benefits, for additional information.
11. EMPLOYEE POST-RETIREMENT BENEFITS
The components of the net benefit cost (recovery) recognized for the Company’s pension benefit plans and other         post-retirement benefit plans were as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2025	2024	2025	2024	2025	2024	2025	2024

Service cost[1]	25	27	1	1	50	54	1	1
Other components of net benefit cost (recovery)[1]
Interest cost	40	38	3	4	81	77	7	7
Expected return on plan assets	(62)	(61)	(4)	(4)	(125)	(121)	(8)	(7)
Amortization of past service costs	—	—	(1)	—	—	—	(1)	—
Amortization of regulatory asset	—	—	—	(1)	—	—	—	(1)
	(22)	(23)	(2)	(1)	(44)	(44)	(2)	(1)
Net Benefit Cost (Recovery)	3	4	(1)	—	6	10	(1)	—
1Service cost and other components of net benefit cost (recovery) are included in Plant operating costs and other in the Condensed consolidated statement of income.
68 | TC Energy Second Quarter 2025

12. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
Risk Management Overview
TC Energy has exposure to market risk and counterparty credit risk and has strategies, policies and limits in place to manage the impact of these risks on its earnings, cash flows and, ultimately, shareholder value.
Counterparty Credit Risk
TC Energy’s exposure to counterparty credit risk includes its cash and cash equivalents, accounts receivable, available-for-sale assets, the fair value of derivative assets, net investment in leases and certain contract assets in Mexico.
Market events causing disruptions in global energy demand and supply may contribute to economic uncertainties impacting a number of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy maintains close monitoring and communication with those counterparties experiencing greater financial pressures. Refer to TC Energy's 2024 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with reasonable and supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other.
For the three and six months ended June 30, 2025, the Company recorded an expense of $106 million and $104 million, respectively (2024 – recovery of $3 million and $21 million, respectively) on the expected credit loss (ECL) provision before tax with respect to the net investment in leases associated with the completed or operating TGNH pipelines, including $113 million (2024 – nil) related to the Southeast Gateway pipeline. In second quarter 2025, the Company completed the Southeast Gateway pipeline. Refer to Note 13, TGNH strategic alliance, for additional information.
At June 30, 2025, the balance of the ECL provision was $163 million (December 31, 2024 – $59 million) with respect to the net investment in leases associated with the completed or operating TGNH pipelines.
The ECL provision is driven primarily by a probability of default measure for the counterparty, which is calculated using information published by an external third party.
Other than the ECL provision noted above, the Company had no significant credit losses at June 30, 2025, and there were no significant credit risk concentrations or amounts past due or impaired.
TC Energy has significant credit and performance exposure to financial institutions that hold cash deposits and provide committed credit lines and letters of credit that help manage the Company's exposure to counterparties and provide liquidity in commodity, foreign exchange and interest rate derivative markets. TC Energy's portfolio of financial sector exposure consists primarily of highly-rated investment grade, systemically important financial institutions.
TC Energy Second Quarter 2025 | 69

Net Investment in Foreign Operations
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt and cross-currency interest rate swaps as appropriate.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	June 30, 2025		December 31, 2024
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency interest rate swaps[3]	—	—	(11)	US 100
1Fair value equals carrying value.
2No amounts have been excluded from the assessment of hedge effectiveness.
3Net income (loss) included no realized gains or losses in the three months ended June 30, 2025 (2024 - net realized gains of less than $1 million) and realized gains of less than $1 million in the six months ended June 30, 2025 and 2024 related to the interest component of cross-currency swap settlements which are reported within Interest expense in the Condensed consolidated statement of income.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	June 30, 2025	December 31, 2024

Notional amount	24,600 (US 18,100)	26,000 (US 18,000)
Fair value	24,600 (US 18,000)	25,700 (US 17,800)
Non-Derivative Financial Instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available in addition to the Company's LMCI equity securities which are classified in Level I of the fair value hierarchy. Certain other non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Net investment in leases, Restricted investments, Other long-term assets, Notes payable, Accounts payable and other, Dividends payable, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity.
Credit risk has been taken into consideration when calculating the fair value of non-derivative financial instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of non-derivative financial instruments, excluding those where carrying amounts approximate fair value and would be classified in Level II of the fair value hierarchy:

	June 30, 2025		December 31, 2024
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt, including current portion[1,2]	(46,459)	(46,984)	(47,931)	(48,318)
Junior subordinated notes	(10,550)	(10,479)	(11,048)	(10,824)
	(57,009)	(57,463)	(58,979)	(59,142)
1Long-term debt is recorded at amortized cost, except for US$3.0 billion (December 31, 2024 – US$2.8 billion) that is attributed to hedged risk and recorded at fair value.
2Net income (loss) for the three and six months ended June 30, 2025 included unrealized losses of $42 million and $130 million, respectively         (2024 – unrealized gains of $44 million and $127 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships.
70 | TC Energy Second Quarter 2025

The following tables summarize additional information about the Company's restricted investments that were classified as available-for-sale assets and equity securities with readily determinable fair values:

	June 30, 2025		December 31, 2024
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	61	—	33
Maturing within 1-5 years	12	248	3	256
Maturing within 5-10 years	1,682	5	1,578	—
Maturing after 10 years	—	15	—	—
Fair value of equity securities[2,4]	1,179	78	1,070	64
	2,873	407	2,651	353
1Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive subsidiary and in 2025, funds have also been set aside to pay for certain active employee medical benefits.
2Available-for-sale assets and equity securities with readily determinable fair values are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.
3Classified in Level II of the fair value hierarchy.
4Classified in Level I of the fair value hierarchy.

	June 30, 2025		June 30, 2024
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains (losses) in the period
three months ended	37	5	46	2
six months ended	73	8	110	5
Net realized gains (losses) in the period[3]
three months ended	4	—	(13)	1
six months ended	(12)	—	(14)	1
1Unrealized and realized gains (losses) arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory liabilities or regulatory assets.
2Unrealized and realized gains (losses) on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
3Realized gains (losses) on the sale of LMCI restricted investments are determined using the average cost basis.
Derivative Instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
TC Energy Second Quarter 2025 | 71

The recognition of gains and losses on derivatives for Canadian natural gas regulated pipeline exposures is determined through the regulatory process. Gains and losses arising from changes in the fair value of derivatives accounted for as part of rate-regulated accounting, including those that qualify for hedge accounting treatment, are expected to be refunded or recovered through the tolls charged by the Company. As a result, these gains and losses are deferred as regulatory liabilities or regulatory assets and are refunded to or collected from the rate payers in subsequent years when the derivative settles.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments was as follows:

at June 30, 2025	Cash flow hedges	Fair value hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	12	—	283	295
Foreign exchange	13	—	69	82
	25	—	352	377
Other long-term assets
Commodities[2]	4	—	106	110
Foreign exchange	—	—	24	24
Interest rate	—	36	—	36
	4	36	130	170
Total Derivative Assets	29	36	482	547
Accounts payable and other
Commodities[2]	(2)	—	(267)	(269)
Foreign exchange	—	—	(36)	(36)
Interest rate	—	(17)	—	(17)
	(2)	(17)	(303)	(322)
Other long-term liabilities
Commodities[2]	(2)	—	(35)	(37)
Foreign exchange	(69)	—	(4)	(73)
Interest rate	—	(28)	—	(28)
	(71)	(28)	(39)	(138)
Total Derivative Liabilities	(73)	(45)	(342)	(460)
Total Derivatives	(44)	(9)	140	87
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
72 | TC Energy Second Quarter 2025

at December 31, 2024	Cash flow hedges	Fair value hedges	Net investment hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	18	—	—	287	305
Foreign exchange	—	—	—	42	42
	18	—	—	329	347
Other long-term assets
Commodities[2]	9	—	—	104	113
Foreign exchange	—	—	—	9	9
	9	—	—	113	122
Total Derivative Assets	27	—	—	442	469
Accounts payable and other
Commodities[2]	(1)	—	—	(291)	(292)
Foreign exchange	—	—	(11)	(183)	(194)
Interest rate	—	(21)	—	—	(21)
	(1)	(21)	(11)	(474)	(507)
Other long-term liabilities
Commodities[2]	(1)	—	—	(46)	(47)
Foreign exchange	—	—	—	(44)	(44)
Interest rate	—	(118)	—	—	(118)
	(1)	(118)	—	(90)	(209)
Total Derivative Liabilities	(2)	(139)	(11)	(564)	(716)
Total Derivatives	25	(139)	(11)	(122)	(247)
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Non-derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024

Long-term debt	(4,049)	(3,935)	(31)	98
1At June 30, 2025 and December 31, 2024, adjustments for discontinued hedging relationships included in these balances were liabilities of $40 million and $41 million, respectively.
TC Energy Second Quarter 2025 | 73

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations was as follows:

at June 30, 2025	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	9,853	56	—	—
Millions of U.S. dollars	—	—	6,593	2,950
Millions of Mexican pesos	—	—	15,250	—
Maturity dates	2025-2044	2025-2032	2025-2030	2030-2034
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

at December 31, 2024	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	10,192	53	—	—
Millions of U.S. dollars	—	—	5,648	2,800
Millions of Mexican pesos	—	—	16,750	—
Maturity dates	2025-2044	2025-2031	2025-2027	2030-2034
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.
Unrealized and Realized Gains (Losses) on Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Derivative Instruments Held for Trading[1]
Unrealized gains (losses) in the period
Commodities[2]	102	8	27	(21)
Foreign exchange	179	(31)	237	(102)
Realized gains (losses) in the period
Commodities	(9)	156	(38)	358
Foreign exchange	80	(98)	72	(47)
Interest rate	3	—	5	—
Derivative Instruments in Hedging Relationships
Realized gains (losses) in the period
Commodities	5	15	14	18
Foreign exchange	3	—	4	—
Interest rate	(7)	(14)	(16)	(27)
1Realized and unrealized gains (losses) on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains (losses) on foreign exchange and interest rate held-for-trading derivative instruments are included on a net basis in Foreign exchange (gains) losses, net and Interest expense, respectively, in the Condensed consolidated statement of income.
2In the three and six months ended June 30, 2025, unrealized gains of $1 million were reclassified to Net income (loss) from AOCI related to discontinued cash flow hedges (2024 - nil).
74 | TC Energy Second Quarter 2025

Derivatives in cash flow hedging relationships
The components of OCI (Note 10) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests were as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, pre tax)	2025	2024	2025	2024

Gains (losses) in fair value of derivative instruments recognized in OCI[1]
Commodities	(13)	25	1	36
Foreign exchange	(43)	—	(53)	—
	(56)	25	(52)	36
1No amounts have been excluded from the assessment of hedge effectiveness.
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships were recorded:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Fair Value Hedges
Interest rate contracts[1]
Hedged items	(45)	(40)	(89)	(70)
Derivatives designated as hedging instruments	(7)	(14)	(16)	(27)
Cash Flow Hedges
Reclassification of gains (losses) on derivative instruments from AOCI to Net income (loss)[2,3]
Commodities[4]	11	5	15	8
Foreign exchange[5]	(55)	—	(58)	—
Interest rate[1]	(3)	(3)	(6)	(6)
1Presented within Interest expense in the Condensed consolidated statement of income.
2Refer to Note 10, Other comprehensive income (loss) and accumulated other comprehensive income (loss), for the components of OCI related to derivatives in cash flow hedging relationships.
3There are no amounts recognized in earnings that were excluded from effectiveness testing.
4Presented within Revenues (Power and Energy Solutions) in the Condensed consolidated statement of income. In the three and six months ended June 30, 2025, unrealized gains of $1 million were reclassified to Net income (Loss) from AOCI related to discontinued cash flow hedges (2024 - nil).
5Presented within Interest expense and Foreign exchange (gains) losses, net in the Condensed consolidated statement of income.
TC Energy Second Quarter 2025 | 75

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements; however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following tables show the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2025	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	405	(280)	125
Foreign exchange	106	(72)	34
Interest rate	36	(7)	29
	547	(359)	188
Derivative instrument liabilities
Commodities	(306)	280	(26)
Foreign exchange	(109)	72	(37)
Interest rate	(45)	7	(38)
	(460)	359	(101)
1Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2024	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	418	(290)	128
Foreign exchange	51	(49)	2
	469	(339)	130
Derivative instrument liabilities
Commodities	(339)	290	(49)
Foreign exchange	(238)	49	(189)
Interest rate	(139)	—	(139)
	(716)	339	(377)
1Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $157 million and letters of credit of $88 million at June 30, 2025 (December 31, 2024 – $133 million and $59 million, respectively) to its counterparties. At June 30, 2025, the Company held cash collateral of less than $1 million and $78 million letters of credit (December 31, 2024 – less than $1 million and $75 million, respectively) from counterparties on asset exposures.
76 | TC Energy Second Quarter 2025

Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at June 30, 2025, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $10 million (December 31, 2024 – $10 million), for which the Company has provided no collateral in the normal course of business. If the credit‑risk‑related contingent features in these agreements were triggered on June 30, 2025, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds. The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
Fair Value Hierarchy
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.
Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category includes long-dated commodity transactions in certain markets where liquidity is low. The Company uses the most observable inputs available or alternatively long-term broker quotes or negotiated commodity prices that have been contracted for under similar terms in determining an appropriate estimate of these transactions. Where appropriate, these long-dated prices are discounted to reflect the expected pricing from the applicable markets.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non‑current portions, were categorized as follows:

at June 30, 2025	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	120	204	81	405
Foreign exchange	—	106	—	106
Interest rate	—	36	—	36
Derivative instrument liabilities
Commodities	(117)	(188)	(1)	(306)
Foreign exchange	—	(109)	—	(109)
Interest rate	—	(45)	—	(45)
	3	4	80	87
1There were no transfers from Level II to Level III for the six months ended June 30, 2025.
TC Energy Second Quarter 2025 | 77

at December 31, 2024	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	126	214	78	418
Foreign exchange	—	51	—	51
Derivative instrument liabilities
Commodities	(116)	(217)	(6)	(339)
Foreign exchange	—	(238)	—	(238)
Interest rate	—	(139)	—	(139)
	10	(329)	72	(247)
1There were no transfers from Level II to Level III for the year ended December 31, 2024.
The Company has entered into contracts to sell 50 MW of power with terms ranging from 15 to 20 years provided from specified renewable sources in the Province of Alberta. The fair value of these contracts is classified in Level III of the fair value hierarchy and is based on the assumption that the contract volumes will be sourced approximately 80 per cent from wind generation, 10 per cent from solar generation and 10 per cent from the market. A portion of these contracts commenced in January 2025.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Balance at beginning of period	45	41	72	(11)
Net gains (losses) included in Net income (loss)[1]	39	(38)	16	17
Transfers to Level II	—	—	(2)	(3)
Settlements	(3)	—	(5)	—
Foreign exchange	(1)	—	(1)	—
Balance at end of period	80	3	80	3
1For the three and six months ended June 30, 2025, there were unrealized gains of $39 million and $16 million, respectively, recognized in Revenues attributed to derivatives in the Level III category that were held at June 30, 2025 (2024 – unrealized losses of $38 million and gains of         $17 million, respectively).
78 | TC Energy Second Quarter 2025

13. TGNH STRATEGIC ALLIANCE
Mexico Natural Gas Pipelines
Transportadora de Gas Natural de la Huasteca (TGNH)
On August 4, 2022, the Company announced a strategic alliance with Mexico's state-owned electric utility, the CFE, for the development of new natural gas infrastructure in central and southeast Mexico.
In second quarter 2024, in accordance with the terms of the Company's strategic alliance, and in exchange for cash and     non-cash consideration of $561 million (US$411 million), the CFE became a partner in TGNH with a 13.01 per cent equity interest. The transaction was accounted for as an equity transaction of which $588 million was recognized in Non-controlling interests and $21 million was recognized as AOCI attributable to the CFE’s non-controlling interest. The difference between these amounts and the consideration received was recorded as a reduction to Additional paid-in capital of $27 million.
Southeast Gateway Pipeline
During second quarter 2025, the Company announced the completion of the Southeast Gateway pipeline. The Company determined that the pipeline is a sales-type lease between TGNH and the CFE that commenced when the asset was made available to the customer. The Company allocated the expected contract consideration to the non-lease component for the provisioning of operating and maintenance services based on the estimated stand-alone selling price using an expected cost plus margin approach which was determined at the inception of the agreement in 2022. The residual amount of consideration from this process was then allocated to the lease component. The Company’s estimate of future operating costs at the inception of the contract in 2022 influenced the allocation of contract consideration between lease and non-lease components. This estimate impacted the timing of income recognized under the contract and the calculation of the rate implicit in the lease.
Under a sales-type lease, the Company derecognizes the underlying asset and records a net investment in lease equal to the present value of both the future lease payments and the estimated unguaranteed residual value of the leased asset. The future lease payments and the unguaranteed residual asset value are discounted at the rate implicit in the lease. This is the rate that causes the present value of lease payments and unguaranteed residual value to equal the fair value of the underlying asset. The difference between the carrying amount of the underlying asset and the lower of the fair value of the underlying asset and the sum of the lease receivable is recorded as selling profit or loss in the Condensed consolidated statement of income.
The TGNH pipelines, which includes the Southeast Gateway pipeline, are rate-regulated and the tolls are designed to recover the cost of providing service. On this basis, the Company applied judgment to determine that, at the inception of the lease arrangement, the fair value of the underlying assets approximated the carrying value and the residual value approximated the remaining carrying value at the end of the lease term. The Company estimated that if the assets were purchased at their carrying value, they would yield a return to the purchaser that is in line with current market participant expectations.
The Company recorded a net investment in lease asset of $6.6 billion (US$4.8 billion) with no selling profit or losses recorded upon derecognition of the underlying asset. The Company recorded an expected credit loss provision of $113 million in Plant operating costs and other, relating to the initial net investment in lease balance.
TC Energy Second Quarter 2025 | 79

14. COMMITMENTS, CONTINGENCIES AND GUARANTEES
Commitments
Capital expenditure commitments at June 30, 2025 increased by approximately $0.3 billion from those reported at December 31, 2024, reflecting new contractual commitments entered into for construction on U.S. natural gas pipelines, primarily related to the construction costs associated with ANR and other pipeline projects, partially offset by normal course fulfillment of construction contracts.
Contingencies
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. The Company assesses all legal matters on an ongoing basis, including those of its equity investments, to determine if they meet the requirements for disclosure or accrual of a contingent loss. With the potential exception of the matters discussed below, it is the opinion of management that the ultimate resolution of such proceedings and actions will not have a material impact on the Company's consolidated financial position or results of operations. The claim below is material and there is a reasonable possibility of loss; however, it has not been assessed as probable and a reasonable estimate of loss cannot be made.
Macro Spiecapag Coastal GasLink Joint Venture
Coastal GasLink LP is in arbitration with its former prime contractor, Macro Spiecapag Coastal GasLink Joint Venture (MSJV). In May 2021, Coastal GasLink LP terminated a portion of the work under its contract with MSJV. MSJV continued as prime contractor for the remaining portion of the work; however, it did not complete the remaining work as scheduled. Coastal GasLink LP claims damages in the approximate amount of $560 million for delay, owner indirect costs, contractor replacement costs and repayment of payments made on a without prejudice basis. MSJV has counterclaimed against Coastal GasLink LP for damages for wrongful termination and outstanding costs in the approximate amount of $480 million. A hearing has been scheduled to take place in March 2027. At June 30, 2025, the final outcome of this matter cannot be reasonably estimated.
The following contingencies have been concluded:
Pacific Atlantic Pipeline Construction Ltd.
Coastal GasLink LP and Pacific Atlantic Pipeline Construction Ltd., one of the prime contractors on the Coastal GasLink pipeline, and their parent company Bonatti S.p.A, have reached a mutually acceptable resolution to their disputes. The settlement is not an admission of liability by either party and the parties have mutually released their respective claims in the arbitration. Details of the arbitration and the settlement are confidential, but it does include the retention by
Coastal GasLink LP of the letter of credit funds drawn in 2024 and the settlement did not have a material impact on TC Energy's financial statements.
2016 Columbia Pipeline Acquisition Lawsuit
In 2018, former shareholders of Columbia Pipeline Group Inc. (CPG) commenced a class action lawsuit related to the acquisition of CPG by TC Energy in 2016. In 2023, the Delaware Chancery Court (the Court) found that the former CPG executives breached their fiduciary duties, that the former CPG Board breached its duty of care in overseeing the sale process and that TC Energy aided and abetted those breaches. TC Energy's allocated share of damages was an estimated US$350 million, plus post-judgment interest. TC Energy appealed the decision to the Delaware Supreme Court and on     June 17, 2025, the Supreme Court issued its decision reversing the Court’s finding of liability against TC Energy. On July 10, 2025, the Court granted the final order vacating its prior judgment and dismissing plaintiffs’ claims against TC Energy. As a result, this matter is now concluded in TC Energy’s favour with no liability. There is no further right of appeal.
80 | TC Energy Second Quarter 2025

Guarantees
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		June 30, 2025		December 31, 2024
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Bruce Power	Renewable to 2065	88	—	88	—
Sur de Texas	Renewable to 2053	83	—	93	—
Other jointly-owned entities	to 2032	56	1	59	1
		227	1	240	1
1TC Energy's share of the potential estimated current or contingent exposure.
TC Energy Second Quarter 2025 | 81

15. VARIABLE INTEREST ENTITIES
Consolidated VIEs
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than for the settlement of the VIE’s obligations, or are not considered a business, were as follows:

(unaudited - millions of Canadian $)	June 30, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	306	311
Accounts receivable	865	839
Inventories	204	205
Other current assets	164	121
	1,539	1,476
Plant, Property and Equipment	48,576	49,904
Equity Investments	928	865
Restricted Investments	1,058	950
Regulatory Assets	74	53
Goodwill	452	479
Other Long-Term Assets	47	59
	52,674	53,786
LIABILITIES
Current Liabilities
Accounts payable and other	1,750	1,866
Accrued interest	199	202
Current portion of long-term debt	119	2,062
	2,068	4,130
Regulatory Liabilities	1,360	1,232
Other Long-Term Liabilities	66	70
Deferred Income Tax Liabilities	7	7
Long-Term Debt	12,970	12,387
	16,471	17,826

82 | TC Energy Second Quarter 2025

Non-Consolidated VIEs
The carrying value of non-consolidated VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	June 30, 2025	December 31, 2024

Balance Sheet Exposure
Equity investments
Bruce Power	7,366	7,043
Coastal GasLink	872	1,006
Other pipeline equity investments	159	160
Off-Balance Sheet Exposure[1]
Bruce Power	2,553	1,877
Coastal GasLink[2]	265	265
Other pipeline equity investments	2	2
Maximum Exposure to Loss	11,217	10,353
1 Includes maximum potential exposure to guarantees and future funding commitments.
2 TC Energy is contractually obligated to fund the capital costs to complete the Coastal GasLink pipeline by funding the remaining equity requirements of Coastal GasLink LP through incremental capacity on the subordinated loan agreement with Coastal GasLink LP until final costs are determined. In addition to the subordinated loan agreement, TC Energy has entered into an equity contribution agreement to fund a maximum of $37 million for its proportionate share of the equity requirements related to the Cedar Link project.
TC Energy Second Quarter 2025 | 83